                                                                      EXHIBIT 11

                       Seal Fleet, Inc. and Subsidiaries

                   Computation of Earnings Per Common Share


                                                               Years Ended December 31,
                                                              --------------------------
                                                                  1996          1995
                                                              ------------   -----------

Primary Earnings Per Share
 Net income (loss) applicable to common stock                  $6,153,000    $ (116,000)
                                                               ==========    ==========

 Common shares outstanding                                      2,312,405     2,034,627
 Effect of using weighted average common and common
   equivalent shares outstanding                                 (122,283)            -
 Effect of shares issuable under stock options using the
   treasury stock method                                                *             -
                                                               ----------    ----------
 Shares used in computing primary earnings per share            2,190,122     2,034,627
                                                               ==========    ==========

 Primary earnings (loss) per common share                      $     2.81    $    (0.06)
                                                               ==========    ==========
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* Antidilutive